Exhibit 10.58

FIRST AMENDMENT
TO THE
GENERAL GROWTH PROPERTIES, INC.
AMENDED AND RESTATED EMPLOYEE STOCK PURCHASE PLAN

WHEREAS, General Growth Properties, Inc., a Delaware corporation (the “Company”) maintains the General Growth Properties, Inc. Amended and Restated Employee Stock Purchase Plan (the “Plan”) to assist employees of the Company, GGP Limited Partnership, a Delaware limited partnership, and General Growth Management, Inc., a Delaware corporation, and their respective subsidiaries in acquiring a stock ownership interest in the Company; and

WHEREAS, pursuant to Section 21 of the Plan, the Compensation Committee and the Board of Directors of the Company deemed it to be in the best interest of the Company to amend the Plan to increase the number of offering periods a participant can participate in the Plan from two to four and approved such amendment.

NOW, THEREFORE, the Plan is hereby amended as follows:

The definition of “Offering Period” in Section 2(o) is hereby deleted in its entirety and replaced with the following:

“Offering Period” means each of the three-month periods commencing January 1, April 1, July 1, and October 1 or such other dates which may be determined by the Committee.”

If any provision of this First Amendment conflicts with any provisions of the Plan, the provisions of this First Amendment shall prevail. Except as hereby amended, the capitalized terms appearing in this First Amendment shall have the same meaning assigned in the Plan.  Except as hereby amended, all other terms of the Plan remain in full force and effect.

IN WITNESS WHEREOF, the Company has caused this First Amendment to be signed and effective on its behalf by its duly authorized officer this 20th day of November, 2012.

GENERAL GROWTH PROPERTIES, INC.

By:	/s/ Stacie L. Herron
Stacie L. Herron, Vice President and Secretary